SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        LEGG MASON INVESTMENT TRUST, INC.
                                     (Name)

                   100 Light Street, Baltimore, Maryland 21202
                     (Address of Principal Business Office)

                                 (410) 539-0000
                               (Telephone Number)

                                Sheila M. Vidmar
                   100 Light Street, Baltimore, Maryland 21202
               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore and State of Maryland on the 8th day of October, 1999.

                                    Legg Mason Investment Trust, Inc.

                                    By:   /s/ Jennifer W. Murphy
                                          ----------------------
                                          Jennifer W. Murphy
                                          President

Attest: /s/ W. Shane Hughes
        -------------------
        W. Shane Hughes
        Secretary